EXHIBIT 99.2

Fellow Shareholders:

     What a dynamic and exciting year this has been for us. We saw the captive finance companies offer loss leader financing and many competitors stretch their buying guidelines to maintain or grow their loan portfolios. We are now seeing these same competitors struggling. However, we find ourselves entering our second decade as a company stronger than ever. Our unceasing commitment to the highest level of service and consistent loan programs to our dealers has placed us second to none among independent automobile finance companies.

     Notwithstanding the competitive pressures, our loan volumes remained steady in 2002, generating over $1.6 billion in originations. For our 9th straight year, we increased the number of dealers doing business with Onyx, ending the year with 10,827 active dealers.

     Through our unwavering commitment to our underwriting standards, we continued to separate ourselves from the competition. We have experienced a 36% decrease in 30+ day delinquency rates and a 23% decline in the quarterly loss percentage since December of 2001. As of the end of the 1st quarter of 2003, the delinquency rate was 1.61% and the quarterly loss percentage was 2.58%. Our borrower credit attributes have also improved. Our average customer FICO credit scores have improved 57 points, reflecting improvement in borrower characteristics, including homeowner status, length of employment, and length of residency. However, even with these improved borrower statistics, we have maintained conservative Loan-to-Value ratios on the underlying collateral and Debt-to-Income and Payment-to-Income ratios on the borrowers financed. We continue to maintain conservative loss reserve levels at 4.00%. As we stated in the 4th quarter of 2002, the company’s 2001 and 2002 securitizations experienced loss levels well below our reserve levels. As a result, the company expects a fair value increase of $8.7 million to be realized over the remaining life of these pools. We expect comparable performance from our 2003 securitizations.

     Onyx achieved a reduction in operating expenses of $4.9 million for the year, and ended the year with a quarterly operating cost ratio of 2.87% of average serviced assets. These reductions have been obtained through continued investment in technology and the active re-engineering of our processes. With the expected increase in the percentage of high-end prime paper in 2003, the cost of servicing should continue to decrease. With these improvements, we ended the year with total revenues of $92.9 million. Net interest income increased to $26.9 million compared to $14.4 million for the prior year.

     The reduction in the operating cash needs of the company, together with the success of raising more than $15 million through our renewable notes program and the availability of over $50 million in residual financing capacity, has positioned Onyx well for the future. We are excited about our projection of becoming cash flow positive during the 3rd quarter of 2003, thereby significantly reducing the need for additional debt. In January 2003, we further strengthened our warehousing options by executing a new $150.0 million line with CDC Financial

Products, Inc., giving us $450 million in total warehouse capacity. We are also delighted with our introduction of an additional financial guarantor, XL Capital Assurance Inc.

     As we move into 2003, expect exciting things from Onyx. We see the competitive landscape to be extremely favorable for the coming year. We expect to open two new markets, New York and Ohio. We are planning to introduce the “Onyx Gold” program, a product to capture the high-end prime customer. We are a company that is about value. Value in the product we originate, value in the service to our customers, and value in the operations we are building. Since the inception of the company in 1993, we have increased our book value every year to realize a current book value of $12.85, and we look forward to further growth in 2003.

Sincerely,

John W. Hall
President and
Chief Executive Officer